CONSOLIDATED STATEMENT OF OPERATIONS DATA
CONSOLIDATED BALANCE SHEET DATA
EXHIBIT (a)18

Exhibit (a)(18)

FORM OF EMAIL NOTICE OF
ADDITIONAL FINANCIAL INFORMATION

To:        All Packeteer Employees Eligible to Participate in the Option Exchange Offer
From:    Rich Jacquet
Date:     October 31, 2001
Re:        Additional Financial Information to Supplement the Offer to Exchange Certain Outstanding Options Having an Exercise Price Per Share of $5.00 or more

This email is to inform you that we have filed with the Securities and Exchange Commission an amendment to the offer to exchange previously distributed to you in connection with the option exchange program. You may obtain this amendment filing at the Securities and Exchange Commission’s Internet site at http://www.sec.gov.

In addition, the staff of the Securities and Exchange Commission has requested that we provide the following additional financial information to aid you in your evaluation of the offer:

         Financial Information. The following table sets forth selected consolidated financial operating data for us. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000 that have been audited by KPMG LLP, independent public accountants, and the selected historical statement of operations data for the six months ended June 30, 2000 and 2001 and the selected historical balance sheet data as of June 30, 2001 have been derived from the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the period ended June 30, 2001. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share data.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Year ended		Six months ended
	December 31,		June 30,

	2000	1999	2001	2000

Net revenues	$41,097	$18,441	$24,269	$16,267

Cost of revenues	12,585	5,286	7,742	5,111

Amortization of acquired technology	678	—	1,199	—

Total cost of revenues	13,263	5,286	8,941	5,111

Gross profit	27,834	13,155	15,328	11,156

Operating expenses:

Research and development*	8,760	5,164	5,917	3,740

Sales and marketing*	18,614	13,737	11,654	8,065

General and administrative*	4,824	2,936	2,856	2,264

	Year ended		Six months ended
	December 31,		June 30,

	2000	1999	2001	2000

Amortization of goodwill	6,424	—	11,017	—

Stock-based compensation	1,683	3,088	764	723

Total operating expenses	40,305	24,925	32,208	14,792

Loss from operations	(12,471)	(11,770)	(16,880)	(3,636)

Other income, net	3,102	894	1,007	1,614

Net loss	$(9,369)	$(10,876)	$(15,873)	$(2,022)

Basic and diluted net loss per share	$(0.35)	$(0.71)	$(0.54)	$(0.08)

Shares used in computing basic and diluted net loss Per share	27,152	15,343	29,333	26,308

*	Excludes amortization of deferred stock-based compensation as follows:

Research and development	$558	$459	$456	$129

Sales and marketing	892	2,184	243	477

General and administrative	233	445	65	117

CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2001	2000

Cash, cash equivalents and investments	$59,908	$62,206

Working capital	43,435	51,958

Total assets	127,785	144,281

Long-term liabilities	2,831	3,215

Total stockholders’ equity	110,072	124,133

If you have any questions regarding the amendments mentioned above or the offer to exchange, feel free to contact Rich Jacquet or Tina Parker at (408) 873-4400.